EXHIBIT 107.1
Calculation of Filing Fee Tables
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Form Type)

PEOPLES BANCORP INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	Other(2)	750,000	$26.76	$20,066,250	$110.20 per $1,000,000	$2,211
Total Offering Amounts					$20,066,250		$2,211
Total Fees Previously Paid							̶
Total Fee Offsets							̶
Net Fee Due							$2,211

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional common shares that may be necessary to adjust the number of common shares reserved for offering and sale or delivery pursuant to the Fourth Amended and Restated 2006 Equity Plan (the “Plan”) in accordance with the anti-dilution provisions of the Plan as the result of a stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the common shares of Peoples Bancorp Inc. (the “Registrant” or “Peoples”) as specified in such anti-dilution provisions.

(2) The “Proposed Maximum Offering Price Per Share” is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and computed on the basis of $26.76, which is the average of the high and low prices for a common share of the Registrant, as reported on The NASDAQ Global Select Market ® on May 30, 2023.